CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #749/751 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated November 29, 2016 on the financial statements and financial highlights of the Poplar Forest Partners Fund, Poplar Forest Outliers Fund, and Poplar Forest Cornerstone Fund, each a series of the Advisor Series Trust.  Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 26, 2017